Exhibit 99.1

CONSOLIDATED FINANCIAL STATEMENTS

AAT Communications Corp.

(A Wholly Owned Subsidiary)

Years Ended December 31, 2005, 2004 and 2003

AAT Communications Corp.

(A Wholly Owned Subsidiary)

Consolidated Financial Statements

Years Ended December 31, 2005, 2004 and 2003

Report of Independent Auditors

The Board of Directors and Stockholder

AAT Communications Corp.

We have audited the accompanying consolidated balance sheets of AAT Communications Corp. and subsidiaries (the Company), an indirect wholly owned subsidiary of AAT Holdings, LLC, as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholder’s equity, and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2005 and 2004, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP

St. Louis, Missouri

March 3, 2006, except for Note 19, as to which the date is April 12, 2006.

AAT Communications Corp.

(A Wholly Owned Subsidiary)

Consolidated Balance Sheets

(In Thousands, Except Share Amounts)

	December 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$6,490	$29,642
Accounts receivable, less allowances of $605 and $622, respectively	1,751	1,023
Due from Parent	105	67
Prepayments under ground and site leases	1,677	1,994
Prepaid expenses and other current assets	1,686	638

Total current assets	11,709	33,364

Property and equipment, net	253,186	249,261
Intangible assets, net	130,115	144,821
Other assets	9,980	6,051

Total assets	$404,990	$433,497

Liabilities and stockholder’s equity
Current liabilities:
Accounts payable	$1,178	$1,780
Accrued expenses	8,430	6,259
Due to affiliates	430	336
Deferred revenue	7,082	6,548
Current portion of long-term debt	1,500	2,000

Total current liabilities	18,620	16,923

Long-term debt	283,500	198,000
Other long-term liabilities	20,338	16,413

Commitments and contingencies	—	—

Stockholder’s equity:
Common stock, $0.01 par value; 9,990,000 shares authorized; 5,634,459 and 5,634,459 shares issued and outstanding in 2005 and 2004, respectively	56	56
Additional paid-in capital	143,972	232,274
Accumulated deficit	(62,760)	(29,586)
Accumulated other comprehensive income (loss)	1,264	(583)

Total stockholder’s equity	82,532	202,161

Total liabilities and stockholder’s equity	$404,990	$433,497

The accompanying notes are an integral part of these consolidated financial statements.

AAT Communications Corp.

(A Wholly Owned Subsidiary)

Consolidated Statements of Operations

(In Thousands)

	Year Ended December 31,
	2005	2004	2003
Revenues	$83,427	$71,710	$45,230
Operating expenses:
Cost of revenues (excluding depreciation, amortization, and accretion)	28,610	25,801	17,132
Selling, general, and administrative expense	13,330	13,174	10,965
Depreciation, amortization, and accretion	31,407	29,543	15,077
Restructuring expense	—	663	1,037
Retention compensation	—	—	621
Impairments and net loss on sale of long-lived assets	9,912	232	337
Stock-based compensation expense	11,698	1,518	158

Total operating expenses	94,957	70,931	45,327

Operating (loss) income	(11,530)	779	(97)
Other income (expense):
Interest income	635	243	46
Interest expense	(15,059)	(10,376)	(5,893)
Amortization of deferred financing costs	(1,015)	(986)	(757)
Write-off of deferred financing costs	(5,479)	(4,301)	—
Other expense	(327)	(1)	(2)

Loss before provision for income taxes	(32,775)	(14,642)	(6,703)
Provision for income taxes	399	240	134

Loss before cumulative effect of change in accounting principle	(33,174)	(14,882)	(6,837)
Cumulative effect of change in accounting principle	—	—	(259)

Net loss	$(33,174)	$(14,882)	$(7,096)

The accompanying notes are an integral part of these consolidated financial statements.

AAT Communications Corp.

(A Wholly Owned Subsidiary)

Consolidated Statements of Stockholder’s Equity

(In Thousands, Except Share Amounts)

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholder’s Equity
	Shares	Amount
Balance, December 31, 2002	2,313,312	$23	$60,254	$(7,608)	$(546)	$52,123
Equity contribution from Parent, net of related costs	—	—	124,971	—	—	124,971
Stock-based compensation expense	—	—	158	—	—	158
Net change in fair value of cash flow hedges	—	—	—	—	(313)	(313)
Adjustment to future minimum pension liability	—	—	—	—	17	17
Net loss	—	—	—	(7,096)	—	(7,096)

Total comprehensive loss						(7,392)

Balance, December 31, 2003	2,313,312	23	185,383	(14,704)	(842)	169,860
Equity contribution from Parent, net of related costs	3,321,147	33	45,573	—	—	45,606
Non-cash capital distribution to Parent	—	—	(200)	—	—	(200)
Stock-based compensation expense	—	—	1,518	—	—	1,518
Net change in fair value of cash flow hedges	—	—	—	—	322	322
Adjustment to future minimum pension liability	—	—	—	—	(63)	(63)
Net loss	—	—	—	(14,882)	—	(14,882)

Total comprehensive loss						(14,623)

Balance, December 31, 2004	5,634,459	56	232,274	(29,586)	(583)	202,161
Distribution of invested capital to Parent	—	—	(100,000)	—	—	(100,000)
Stock-based compensation expense	—	—	11,698	—	—	11,698
Net change in fair value of cash flow hedges	—	—	—	—	1,974	1,974
Amortization of deferred gain on derivative instruments	—	—	—	—	(161)	(161)
Reclassification adjustment for realized losses on derivative instruments	—	—	—	—	97	97
Adjustment to future minimum pension liability	—	—	—	—	(63)	(63)
Net loss	—	—	—	(33,174)	—	(33,174)

Total comprehensive loss						(31,327)

Balance, December 31, 2005	5,634,459	$56	$143,972	$(62,760)	$1,264	$82,532

The accompanying notes are an integral part of these consolidated financial statements.

AAT Communications Corp.

(A Wholly Owned Subsidiary)

Consolidated Statements of Cash Flows

(In Thousands)

	Year Ended December 31,
	2005	2004	2003
Operating activities
Net loss	$(33,174)	$(14,882)	$(7,096)
Adjustments to reconcile net loss to net cash provided by operating activities:
Cumulative effect of change in accounting principle	—	—	259
Depreciation, amortization, and accretion	31,407	29,543	15,077
Amortization of deferred financing costs	1,015	986	757
Amortization of non-cash interest	(63)	—	—
Stock-based compensation expense	11,698	1,518	158
Impairments and net loss on sale of long-lived assets	9,912	232	337
Provision for bad debts	457	937	758
Write-off of deferred financing costs	5,479	4,301	—
Other	(132)	20	3
Changes in operating assets and liabilities:
Accounts receivable	(1,186)	(139)	(2,047)
Prepaid expenses and other current assets	(734)	(433)	348
Other assets	(2,431)	(1,259)	(3,135)
Accounts payable and accrued expenses	1,643	995	6,142
Deferred revenue	425	(821)	714
Other liabilities	3,232	2,552	4,831

Net cash provided by operating activities	27,548	23,550	17,106

Investing activities
Purchase of property and equipment	(19,759)	(22,612)	(24,468)
Payments for asset acquisitions	(9,597)	(98,595)	(206,241)
Proceeds from the sale of long-lived assets	32	52	—

Net cash used in investing activities	(29,324)	(121,155)	(230,709)

Financing activities
Borrowings under senior credit facility	285,000	261,500	115,500
Repayment of senior credit facility	(200,000)	(185,500)	(14,000)
Equity contribution from Parent	—	45,606	124,971
Capital distribution to Parent	(100,000)	—	—
Payments (on behalf of) received from Parent, net	(38)	1,101	(1,369)
Payments for financing costs	(6,338)	(6,436)	(2,820)

Net cash (used in) provided by financing activities	(21,376)	116,271	222,282

Net change in cash and cash equivalents	(23,152)	18,666	8,679
Cash and cash equivalents at beginning of year	29,642	10,976	2,297

Cash and cash equivalents at end of year	$6,490	$29,642	$10,976

Supplemental cash flow disclosures
Interest paid	$14,002	$10,740	$4,337

Income taxes	$339	$180	$134

The accompanying notes are an integral part of these consolidated financial statements.

AAT Communications Corp.

(A Wholly Owned Subsidiary)

Notes to Consolidated Financial Statements

Years Ended December 31, 2005, 2004 and 2003

1. Business and Summary of Significant Accounting Policies

Business

AAT Communications Corp. and subsidiaries (collectively, AAT or the Company) own and operate wireless telecommunication sites throughout the continental United States. As of December 31, 2005, the Company owned approximately 1,930 wireless telecommunication towers, on which it leases antenna space primarily to wireless telecommunication carriers. The Company also leases wireless telecommunication towers or space on wireless telecommunication towers and then subleases space to wireless telecommunication carriers or manages wireless telecommunication sites on commercial real estate in the United States. The Company is an indirect wholly owned subsidiary of AAT Holdings, LLC (the Parent).

Principles of Consolidation and Basis of Presentation

The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Segment Reporting

The Company is organized and operates under one business segment, as defined in Statement of Financial Accounting Standards (SFAS) No. 131, Disclosures About Segments of an Enterprise and Related Information. All of the Company’s wireless telecommunication towers and sites offer essentially the same service to its customers. All of the Company’s operations and assets are located within the continental United States.

Concentration of Credit Risk

Financial instruments that are subject to credit risk are cash and cash equivalents, trade receivables and derivative instruments. The Company mitigates its risk with respect to cash and cash equivalents and derivative instruments by maintaining its deposits and contracts at high quality financial institutions and monitoring the credit ratings of those institutions.

The Company mitigates its risk to trade receivables by performing ongoing credit evaluations of its customers and, in certain instances, requiring collateral from customers in the form of a cash deposit. The Company maintains an allowance for doubtful accounts on its customer receivables based upon factors surrounding the credit risk of specific customers, historical trends, and other information.

AAT Communications Corp.

(A Wholly Owned Subsidiary)

Notes to Consolidated Financial Statements (continued)

The following is a rollforward of the Company’s allowance for doubtful accounts for the years ended December 31, 2005, 2004 and 2003:

	Year Ended December 31,
	2005	2004	2003
	(In Thousands)
Beginning balance	$622	$665	$444
Provision for bad debts	457	937	758
Write-offs, net of recoveries	(474)	(980)	(537)

Ending balance	$605	$622	$665

The following table presents the Company’s significant customers who exceeded 10% of consolidated revenues for the years ended December 31:

	2005	2004	2003
Cingular*	21.1%	20.1%	19.3%
Sprint Nextel Corp.**	17.7	16.3	13.7

*	Includes all entities owned by Cingular as of December 31, 2005, as if they were acquired on January 1, 2003.
**	Includes all entities owned by Sprint Nextel Corp. as of December 31, 2005, as if they were acquired on January 1, 2003.

Cash and Cash Equivalents

Cash and cash equivalents include all cash balances and short-term investments with original maturities of three months or less from the date of purchase.

Property and Equipment

Property and equipment built or purchased are recorded at cost or at estimated fair value (in the case of acquired assets) and include all costs associated with the acquisition, development, or construction of those assets. Costs for self-constructed assets, primarily the Company’s telecommunication towers, include direct materials and labor costs. Additionally, costs associated with the initial recognition of a liability for the retirement of a purchased or constructed asset, including the remediation of leased property, under SFAS No. 143, Accounting for Asset Retirement Obligations, are capitalized as part of the related asset at the time of acquisition or construction and depreciated over the related useful life of the asset.

Property and equipment are depreciated using the straight-line method over the estimated useful life of the asset. Leasehold assets, which include the Company’s tower assets on leased land, are amortized over the lesser of their useful life (typically 15 years for tower assets) or the remaining term of the underlying ground lease, including all renewal options. The estimated useful lives for property and equipment are as follows:

Years
Buildings and improvements	5–39
Towers and related components	5–15
Furniture and equipment	3–7

Costs for repairs and maintenance are expensed as incurred. Expenditures that extend the useful life of the asset or increase capacity are capitalized.

AAT Communications Corp.

(A Wholly Owned Subsidiary)

Notes to Consolidated Financial Statements (continued)

Intangible Assets

The Company adopted the provisions of SFAS No. 142, Goodwill and Other Intangible Assets (SFAS No. 142), on January 1, 2002. SFAS No. 142 requires that intangible assets deemed to have a definite life continue to be amortized over their useful lives. The Company does not have recorded goodwill or intangible assets with indefinite useful lives.

Intangible assets consist primarily of acquired customer relationships and network location intangibles, deferred financing costs, and other identifiable intangibles. Intangible assets are recorded at cost or estimated fair value (in the case of acquired intangible assets) and, with the exception of deferred financing costs, are amortized using the straight-line method over their estimated useful lives. Deferred financing costs are amortized through final debt maturity using the straight-line method, which approximates the effective interest rate method. The estimated useful lives for intangible assets are as follows:

Years
Acquired customer relationships	15
Network location intangibles	15
Deferred financing costs	Through final debt maturity
Other intangible assets	3–15

Impairments of Long-Lived Assets

The Company reviews long-lived assets, including intangible assets with definite lives, for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. The Company assesses recoverability by determining whether the net book value of the related asset will be recovered through the projected undiscounted future cash flows of the asset. If the Company determines that the carrying value of the asset may not be recoverable, it measures any impairment based on the projected future discounted cash flows as compared to the asset’s carrying value. The Company records impairment losses in the period in which it identifies such impairment (see Note 15).

Other Long-Term Assets

Other long-term assets consist primarily of (1) deferred rent assets resulting from applying the straight-line method to certain tenant leases with fixed escalations over the terms of the applicable leases, (2) derivative financial instrument assets, (3) certain long-term deposits, and (4) a 50% investment in a joint venture accounted for under the equity method.

Fair Value of Financial Instruments

The carrying values of the Company’s financial instruments, including its long-term debt, approximate their fair values as of December 31, 2005 and 2004. Fair values are based primarily on quoted market values for those or similar instruments.

Derivative Financial Instruments

The Company accounts for its derivative instruments under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS No. 133). The Company utilizes various hedge contracts to mitigate interest rate risk of future payments under the debt held by the Company.

AAT Communications Corp.

(A Wholly Owned Subsidiary)

Notes to Consolidated Financial Statements (continued)

SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or in other comprehensive income, depending on whether a derivative is designated as part of a hedging relationship and the type of hedging relationship.

Asset Retirement Obligations

The Company accounts for its asset retirement obligations under the provisions of SFAS No. 143, Accounting for Asset Retirement Obligations (SFAS No. 143). The provisions of SFAS No. 143 were effective for the Company as of January 1, 2003. This statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the related asset retirement costs. The fair value of a liability for asset retirement obligations is to be recognized in the period in which it is incurred and can be reasonably estimated. Fair value estimates of liabilities associated with asset retirement obligations will generally involve discounted future cash flows. The liability for the Company’s asset retirement obligations is included in other long-term liabilities in the accompanying consolidated balance sheets. Periodic accretion of such liabilities due to the passage of time is recorded as an operating expense and is included in depreciation, amortization, and accretion in the accompanying consolidated statement of operations. Costs associated with the asset retirement obligations are capitalized as part of the carrying amount of the related long-lived asset and depreciated over the asset’s estimated useful life. The Company includes the capitalized costs associated with its asset retirement obligations in property and equipment in the accompanying consolidated balance sheets.

Revenue Recognition and Deferred Revenue

The Company’s revenues are derived primarily from the amounts received under its tenant leases and management agreements and are recognized when earned. Fixed escalation clauses present in noncancelable tenant leases, excluding those escalations that are tied to the change in the Consumer Price Index, and other incentives included in lease arrangements are recognized on a straight-line basis over the applicable lease term. Revenues attributable to the straight-lining of the fixed escalation clauses in the Company’s tenant leases were approximately $1.9 million, $1.2 million and $2.9 million for the years ended December 31, 2005, 2004 and 2003, respectively. The Company’s deferred rent asset related to straight-line revenues was $6.7 million and $4.6 million as of December 31, 2005 and 2004, respectively, and is included in other assets in the accompanying consolidated balance sheets.

Additionally, the Company generates revenues from its management of non-owned telecommunication sites on commercial real estate. Under these arrangements, the Company earns a recurring fee based on a percentage of the gross revenue derived from the lease or licensing agreements associated with the managed site. The Company recognizes these recurring fees when earned.

Amounts billed or received prior to being earned are deferred until such time as the amounts are earned. These amounts are included in deferred revenue in the accompanying consolidated balance sheets.

Cost of Revenues

Cost of revenues includes all direct costs associated with the Company’s site leasing operations, including ground lease expense, tower maintenance, property and real estate taxes, and utilities. Cost of revenues does not include depreciation or amortization related to its tower assets or accretion expense related to its asset retirement obligations. Ground lease expense is recognized on a straight-line basis over the minimum lease term, generally defined as the lesser of (1) the term of the related tenant lease obligations, including all renewal periods, or

AAT Communications Corp.

(A Wholly Owned Subsidiary)

Notes to Consolidated Financial Statements (continued)

(2) the ground lease term, including all renewal options. If no tenant lease obligations exist at inception of the ground lease, the minimum lease term is defined as the lesser of (1) a period equal to or greater than the estimated useful life of the related leasehold assets (primarily towers) or (2) the ground lease term, including all renewal options. Ground rent expense related to the straight-lining of the fixed escalation clauses in the Company’s ground leases approximated $3.4 million, $2.5 million and $2.6 million for the years ended December 31, 2005, 2004 and 2003, respectively. The Company’s deferred rent liability of $9.9 million and $6.4 million is included in other long-term liabilities in the accompanying consolidated balance sheets as of December 31, 2005 and 2004, respectively.

Selling, General, and Administrative Expenses

Selling, general, and administrative expenses represent those costs that are related to the administration or management of the Company. These costs are expensed as incurred.

Income Taxes

Income taxes are accounted for under the liability method in accordance with SFAS No. 109, Accounting for Income Taxes (SFAS No. 109). SFAS No. 109 requires that the Company recognize deferred tax assets and liabilities for the expected future income tax consequences of events that have been recognized in the Company’s consolidated financial statements. Deferred tax assets and liabilities are determined based on the temporary differences between the carrying amount of assets and liabilities in the Company’s consolidated financial statements and the associated tax bases, using enacted tax rates in the years in which the temporary differences are expected to reverse. The Company provides valuation allowances if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Stock-Based Compensation

The Company has elected under the provisions of SFAS No. 123, Accounting for Stock-Based Compensation (SFAS No. 123), to account for its employee stock options in accordance with Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees (APB No. 25), using an intrinsic value approach to measure compensation expense, if any. Companies that account for stock-based compensation arrangements for its employees under APB No. 25 are required by SFAS No. 123 to disclose the pro forma effect on net income (loss) as if the fair value based method prescribed by SFAS No. 123 had been applied. The Company continues to account for stock-based compensation using the provisions of APB No. 25 and has adopted the disclosure requirements of SFAS No. 123, as amended by SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure. The Company will adopt the provisions of the revised SFAS No. 123R, Share-Based Payment, effective for its fiscal year 2006 (see further discussion below).

AAT Communications Corp.

(A Wholly Owned Subsidiary)

Notes to Consolidated Financial Statements (continued)

The following table summarizes relevant information as to reported results under the Company’s intrinsic value method of accounting for stock awards, with supplemental information as if the fair value recognition provisions of SFAS No. 123 had been applied for the following fiscal years (see Note 11 for further discussion on stock-based compensation):

	Year Ended December 31,
	2005	2004	2003
	(In Thousands)
Net loss	$(33,174)	$(14,882)	$(7,096)
Stock-based compensation, as reported	11,698	1,518	158
Stock-based compensation as determined under fair value method for all awards	(12,129)	(1,850)	(339)

Adjusted net loss as determined using the fair value method for all stock-based awards	$(33,605)	$(15,214)	$(7,277)

Option valuation models require the input of highly subjective assumptions including the expected life of the option and the expected stock price volatility. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

Recent Accounting Pronouncements

In March 2005, FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations (an Interpretation of FASB Statement No. 143) (FIN 47), was issued. FIN 47 provides clarification with respect to the timing of liability recognition of legal obligations associated with the retirement of tangible long-lived assets when the timing and/or method of settlement of the obligation are conditional on a future event. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005 (December 31, 2005 for calendar-year enterprises). The adoption of FIN 47 did not have an impact on the Company’s results of operations and financial position.

In December 2004, the FASB issued the revised SFAS No. 123, Share-Based Payment (SFAS No. 123R), which will be effective for the Company’s fiscal year 2006. SFAS No. 123R requires companies to expense in their consolidated statement of operations the estimated fair value of employee stock options and similar awards. The Company is currently evaluating which application method will be applied once SFAS No. 123R is adopted. Depending on the model used to calculate stock-based compensation expense in the future, the implementation of certain other requirements of SFAS No. 123R and additional option grants expected to be made in the future, the pro forma disclosure (included in Note 1) may not be indicative of the stock-based compensation expense that will be recognized in the Company’s future consolidated financial statements. The Company is currently determining how the new method of valuing stock-based compensation expense as prescribed in SFAS No. 123R will be applied to valuing stock-based awards granted after the effective date and the impact the recognition of compensation expense related to such awards will have on its consolidated financial statements.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets—an Amendment of APB No. 29 (SFAS 153). The amendments made by SFAS No. 153 are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a

AAT Communications Corp.

(A Wholly Owned Subsidiary)

Notes to Consolidated Financial Statements (continued)

broader exception for exchanges of nonmonetary assets that do not have “commercial substance.” This standard is effective for nonmonetary asset exchanges occurring after July 1, 2005. The adoption of this standard did not impact the Company’s consolidated financial statements.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year’s presentation.

2. Asset Retirement Obligations

The Company has certain legal obligations under its ground leases related to tower assets that fall within the scope of SFAS No. 143. These include obligations to remove the tower and remediate the leased land on which the Company’s tower assets are located at the expiration or termination of the lease term. The significant assumptions used in estimating the Company’s aggregate asset retirement obligation include timing and number of tower removals, expected inflation rates that are consistent with historical inflation rates, and credit-adjusted risk-free rates that approximate the Company’s incremental borrowing rate.

The Company adopted the provisions of SFAS No. 143 effective January 1, 2003. The adoption of SFAS No. 143 resulted in the recognition of liabilities amounting to approximately $2.4 million for contingent retirement obligations under certain ground leases (included in other long-term liabilities in the accompanying consolidated balance sheets), the capitalization of asset retirement costs of approximately $2.1 million (included in property and equipment in the accompanying consolidated balance sheets) and a charge of approximately $0.3 million for the cumulative effect of adopting SFAS No. 143. During 2004, the Company revised certain assumptions used in estimating its asset retirement liabilities. Additionally in 2004, the Company finalized its purchase price allocations for certain acquisitions completed during 2003. For the year ended December 31, 2004, these items resulted in additional depreciation, amortization and accretion expense of approximately $0.4 million, an increase in tower assets of approximately $2.4 million and an increase in asset retirement liabilities of approximately $2.8 million.

The following summarizes the activity of the asset retirement liability:

	Year Ended December 31,
	2005	2004	2003
	(In Thousands)
Beginning balance at January 1	$7,752	$2,447	$2,354
Revisions in estimates	—	2,762	—
Additions	478	1,815	—
Accretion expense	865	728	93
Settlement of obligations	(203)	—	—

Ending balance at December 31	$8,892	$7,752	$2,447

The settlement of approximately $0.2 million in obligations for the year ended December 31, 2005 related primarily to the disposition of certain non-core tower assets (see Note 15). The Company did not settle any material obligations for the years ended December 31, 2004 and 2003.

AAT Communications Corp.

(A Wholly Owned Subsidiary)

Notes to Consolidated Financial Statements (continued)

3. Property and Equipment

The following table presents the Company’s property and equipment for the periods presented:

	December 31,
	2005	2004
	(In Thousands)
Land	$6,766	$6,756
Buildings	1,167	1,245
Leasehold improvements	413	421
Towers	300,870	275,382
Furniture and equipment	1,915	1,623
Construction-in-progress	917	3,856

	312,048	289,283
Less accumulated depreciation and amortization	(58,862)	(40,022)

Property and equipment, net	$253,186	$249,261

Depreciation and amortization expense was approximately $20.3 million, $19.8 million and $9.9 million for the years ended December 31, 2005, 2004 and 2003, respectively. For the year ended December 31, 2005, the Company recorded an impairment loss of approximately $5.8 million related to certain non-core tower and related assets (see Note 15).

4. Intangible Assets

The following table presents the Company’s intangible assets for the periods presented:

	December 31,
	2005	2004
	(In Thousands)
Acquired customer relationships	$91,323	$94,297
Network location intangible	55,407	57,443
Deferred financing costs	6,795	6,934
Other intangible assets	1,372	1,372

	154,897	160,046
Less accumulated amortization	(24,782)	(15,225)

Intangible assets, net	$130,115	$144,821

Amortization expense (excluding the amortization of deferred financing costs) was approximately $10.2 million, $8.7 million and $5.1 million for the years ended December 31, 2005, 2004 and 2003, respectively. The amortization of deferred financing costs is presented in amortization of deferred financing costs on the consolidated statements of operations. For the year ended December 31, 2005, the Company recorded an impairment loss of approximately $4.3 million related to certain intangible assets (see Note 15).

AAT Communications Corp.

(A Wholly Owned Subsidiary)

Notes to Consolidated Financial Statements (continued)

The following table summarizes the Company’s expected amortization expense of its intangible assets, including deferred financing costs, over the next five years:

Year ending December 31 (in thousands):
2006	$10,978
2007	10,975
2008	10,952
2009	10,906
2010	10,879

Total	$54,690

5. Acquisitions

For the year ended December 31, 2005, the Company acquired 28 towers in various transactions for an aggregate purchase price of $9.7 million in cash. The Company has accounted for the acquisition of these towers at the fair market value of the towers at the date of acquisition. The results of operations of these towers are included with the Company’s from the respective date of the acquisition. The acquisitions, both individually and in the aggregate, were deemed immaterial to the Company’s results of operations for the year ended December 31, 2005, and the Company’s financial position as of December 31, 2005.

For the years ended December 31, 2004 and 2003, the Company acquired certain tower and related assets from third parties in asset purchase transactions. The Company used independent third-party appraisals to allocate the final purchase price to the fair value of the acquired assets, consisting primarily of land, tower assets and improvements, acquired customer relationships, and network location intangibles. The purchase price allocations presented below represent the final purchase price allocations based on the fair value of the acquired assets and liabilities assumed. The results of operations of these towers are included with the Company’s from the respective date of the acquisition.

Year Ended December 31, 2004

US Unwired, Inc.

In December 2003, the Company entered into an asset purchase agreement with US Unwired, Inc. (USUW), whereby the Company agreed to purchase up to 97 telecommunication towers for approximately $12.0 million in cash. The purchase price per tower and the number of towers to be purchased were subject to certain conditions that, if not met, would reduce the number of towers to be purchased, reduce the purchase price per tower, or both. The tower assets are located primarily in Alabama, Arkansas, Louisiana, Mississippi, Texas, and Florida. USUW built the towers primarily as part of their infrastructure to deliver wireless telecommunication services to its customers. As part of the transaction, AAT and USUW entered into a lease transaction, whereby USUW would lease space on substantially all of the towers acquired. Additionally, AAT will lease antenna space on these towers to other wireless telecommunication providers. The Company completed the acquisition of 90 telecommunication towers for an aggregate final purchase price of approximately $11.4 million, including approximately $0.2 million in acquisition expenses. The asset acquisitions were closed at various periods between March and May 2004.

AAT Communications Corp.

(A Wholly Owned Subsidiary)

Notes to Consolidated Financial Statements (continued)

The following table summarizes the final allocation of the aggregate purchase price to the fair value of the assets acquired and the liabilities assumed at the acquisition date (in thousands):

Property and equipment	$8,994
Acquired customer relationships	1,532
Network location intangibles	1,286
Asset retirement obligations	(379)

Total purchase price	$11,433

Signal One, LLC

In December 2003, the Company entered into an asset purchase agreement with Signal One, LLC (Signal One), an owner/operator of wireless telecommunication sites, whereby the Company agreed to purchase up to 226 wireless telecommunication towers and acquire leasehold interests in approximately 130 telecommunication sites for approximately $91.0 million in cash. The number of sites acquired and the aggregate purchase price was subject to purchase price adjustments based on certain required closing conditions. The tower assets are located primarily in Alabama, Georgia, Mississippi, and Tennessee. The towers generated substantially all of their revenues from tenant leases with wireless telecommunication carriers. The Company completed the acquisition of Signal One’s telecommunication towers and leasehold interests for an aggregate final purchase price of approximately $91.9 million, including approximately $0.9 million in acquisition expenses. The transaction was closed on March 19, 2004.

The following table summarizes the final allocation of the aggregate purchase price to the fair value of the assets acquired and the liabilities assumed at the acquisition date (in thousands):

Property and equipment	$38,075
Acquired customer relationships	33,379
Network location intangibles	21,740
Asset retirement obligations	(1,317)

Total purchase price	$91,877

Year Ended December 31, 2003

SBA Communications Corporation

In March 2003, the Company entered into an asset purchase agreement with SBA Communications Corporation (SBA), an owner/operator of wireless telecommunication towers, whereby the Company agreed to purchase up to 801 towers, for an aggregate purchase price of up to approximately $203.0 million in cash. The number of towers purchased and the aggregate purchase price was subject to certain purchase price adjustments based on certain required closing conditions. The tower assets are located primarily in the western two-thirds of the United States. The towers were generally less than 5 years old and generated substantially all of their revenues from tenant leases with wireless telecommunication carriers. The Company completed the acquisition of 784 communication towers from SBA for an aggregate final purchase price of approximately $197.4 million, including approximately $2.7 million in acquisition expenses. The asset acquisitions were closed at various periods between May and October 2003.

AAT Communications Corp.

(A Wholly Owned Subsidiary)

Notes to Consolidated Financial Statements (continued)

The following table summarizes the final allocation of the aggregate purchase price to the fair value of the assets acquired and the liabilities assumed at the acquisition date (in thousands):

Property and equipment	$116,548
Acquired customer relationships	52,683
Network location intangibles	31,454
Asset retirement obligations	(3,241)

Total purchase price	$197,444

Centennial Communications Corp.

In August 2002, the Company entered into an asset purchase agreement with Centennial Communications Corp. (Centennial) whereby the Company agreed to purchase up to 185 telecommunication towers from Centennial for approximately $34.1 million in cash. The purchase price per tower and the number of towers to be purchased were subject to certain conditions that, if not met, would reduce the number of towers to be purchased, reduce the purchase price per tower or both. The tower assets are located primarily in Indiana, Louisiana and Michigan. Centennial built the towers primarily as part of their infrastructure to deliver wireless telecommunication services to its customers. As part of the transaction, AAT and Centennial entered into a lease transaction whereby Centennial would lease space on substantially all of the towers acquired. Additionally, AAT will lease antenna space on these towers to other wireless telecommunication providers. The Company completed the acquisition of 158 communication towers for an aggregate final purchase price of approximately $28.1 million, including approximately $0.9 million in acquisition expenses. The asset acquisitions were closed at various periods between September 2002 and June 2003.

The following table summarizes the final allocation of the aggregate purchase price to the fair value of the assets acquired and the liabilities assumed at the acquisition date (in thousands):

Property and equipment	$19,064
Acquired customer relationships	6,703
Network location intangibles	2,963
Asset retirement obligations	(597)

Total purchase price	$28,133

6. Investments

The Company owns a 50% interest in CA Towers, LLC (CA Towers), which owns and operates one tower in the state of New Jersey. The investment in CA Towers is accounted for under the equity method of accounting. The carrying amount of the investment was approximately $0.2 million and $0.2 million as of December 31, 2005 and 2004, respectively. The income (loss) recognized from the Company’s investment in CA Towers was immaterial for the years ended December 31, 2005, 2004 and 2003, and is included in other expense on the accompanying consolidated statements of operations.

AAT Communications Corp.

(A Wholly Owned Subsidiary)

Notes to Consolidated Financial Statements (continued)

7. Accrued Expenses

The following table presents the Company’s accrued expenses for the periods presented:

	December 31,
	2005	2004
	(In Thousands)
Compensation	$1,406	$1,457
Real estate and property taxes	1,569	1,340
Interest	1,612	493
Payments under ground and site leases	1,310	210
Other	2,533	2,759

Total	$8,430	$6,259

8. Long-Term Debt

2005 Senior Secured Credit Facility (Closed in July 2005)

On July 29, 2005, the Company closed on a new senior credit facility in the amount of $335.0 million (the Credit Facility). The Credit Facility consists of the following:

•	$50.0 million revolving credit facility (Revolver), of which no amounts were drawn, and against which $2.3 million of letters of credit were outstanding as of December 31, 2005.

•	$200.0 million First Lien Term Loan B (First Lien Debt) of which all was drawn and outstanding as of December 31, 2005.

•	$85.0 Second Lien Term Loan (Second Lien Debt) of which all was drawn and outstanding as of December 31, 2005.

On July 29, 2005, the Company used the proceeds from the funding of the $200.0 million First Lien Debt and $85.0 million Second Lien Debt to repay its prior credit facility in full and partially pay a capital distribution of $100.0 million to its stockholder (see Note 11). The repayment of the Company’s prior credit facility consisted of approximately $199.4 million of principal and accrued interest outstanding. The Company has recorded approximately $6.3 million of deferred financing costs associated with its new Credit Facility that are being amortized using the straight line method, which approximates the effective interest rate method, through final maturity of the Credit Facility.

Interest rates for the Revolver are currently determined at the option of the Company on a periodic basis at either 125 to 225 basis points above the LIBOR rate or 25 to 125 basis points above the defined base rate. Interest rates for the First Lien Debt are determined at the option of the Company on a periodic basis at 175 basis points above the LIBOR rate or 75 basis points above the defined base rate. Interest rates for the Second Lien Debt are determined at the option of the Company on a periodic basis at 275 basis points above the LIBOR rate or 175 basis points above the defined base rate. The Company is required to pay quarterly commitment fees on the undrawn portion of the Revolver at a rate of 50 basis points per annum.

In addition, the Credit Facility requires compliance with certain financial coverage ratios that measure operating cash flow against the Revolver and First Lien Debt, total debt, interest coverage, and fixed charges, as defined in the Credit Facility. The Credit Facility also contains financial and operational covenants and other restrictions that the Company must comply with, whether or not there are any borrowings outstanding. Such

AAT Communications Corp.

(A Wholly Owned Subsidiary)

Notes to Consolidated Financial Statements (continued)

covenants and restrictions include restrictions on certain types of acquisitions, indebtedness, investments, liens, capital expenditures, and the ability of the Company to pay dividends and make other distributions. The Revolver and First Lien Debt are secured by a first priority security interest in substantially all of the existing and future assets of the Company (other than certain real property assets). The Second Lien Debt is secured by a second priority security interest in the assets securing the First Lien Debt, subject to an intercreditor agreement with the agent for the Revolver and First Lien Debt. As of December 31, 2005, the Company was in full compliance with all terms of the Credit Facility.

There is no required amortization of amounts outstanding under the Revolver and all amounts outstanding under the Revolver are due in full on January 27, 2012. Funds available under the Revolver may be drawn, repaid and redrawn. Principal payments under the First Lien Debt are payable quarterly at a rate of 0.25% commencing on June 30, 2006, and ending on July 27, 2012. All remaining outstanding balances under the First Lien Debt are due on July 27, 2012. There is no required amortization of amounts outstanding under the Second Lien Debt, and all amounts outstanding under the Second Lien Debt are due in full on July 29, 2013. The Company may also be required to make additional principal payments upon the incurrence of additional indebtedness, certain asset dispositions, or should operating cash flows exceed certain amounts as defined in the Credit Facility. Any amounts repaid under the First Lien Debt and Second Lien Debt will reduce the future borrowing capacity available to the extent of the amounts repaid. The effective interest rate for the Credit Facility was 6.35% as of December 31, 2005.

2004 Senior Secured Credit Facility (Repaid in Full July 2005)

In July 2004, the Company entered into a $325.0 million senior secured credit facility. The facility provided for a $50.0 million revolving line of credit, a $75.0 million delayed-draw Term Loan A and a $200.0 million Term Loan B. The Company repaid in full this credit facility in July 2005 from a portion of the proceeds from its new Credit Facility. As a result of this repayment, the Company wrote off approximately $5.5 million of unamortized deferred financing costs during the year ended December 31, 2005. These amounts are included in the write-off of deferred financing costs in the accompanying consolidated statement of operations.

2002 Senior Secured Credit Facility (Repaid in Full July 2004)

In August 2002, the Company entered into a senior credit facility in the amount of $115.0 million, consisting of a $25.0 million revolving line of credit and a $90.0 million term loan. In connection with certain acquisitions, the credit facility was subsequently amended to increase the term loan to $150.0 million and then again to $185.5 million. The Company repaid in full this credit facility in July 2004 from the proceeds from its 2004 Senior Secured Credit Facility. As a result of this repayment, the Company wrote off approximately $4.3 million of unamortized deferred financing costs during the year ended December 31, 2004. These amounts are included in the write-off of deferred financing costs in the accompanying consolidated statements of operations.

Commitment fees and fees related to outstanding letters of credit incurred by the Company aggregated to approximately $0.9 million, $0.8 million and $0.9 million for the years ended December 31, 2005, 2004 and 2003, respectively. These amounts are included in interest expense in the accompanying consolidated statements of operations.

AAT Communications Corp.

(A Wholly Owned Subsidiary)

Notes to Consolidated Financial Statements (continued)

Based on the outstanding balance of the Company’s Credit Facility at December 31, 2005, aggregate annual principal repayments on the First Lien Debt and Second Lien Debt for the next five years and thereafter are estimated to be as follows (in thousands):

2006	$1,500
2007	2,000
2008	2,000
2009	2,000
2010	2,000
Thereafter	275,500

285,000
Less: current maturities	(1,500)

Long-term debt	$283,500

9. Derivative Financial Instruments

Under the terms of the Credit Facility (see Note 8), the Company is required to enter into interest rate protection agreements (or otherwise secure fixed rates of interest) on at least 50% of its indebtedness for money borrowed. Under these agreements, the Company is exposed to credit risk to the extent that the counterparty fails to meet the terms of a contract. Such risk is limited to any unfavorable interest rate differential. The Company believes its agreements as of December 31, 2005 are with creditworthy institutions. In August 2005, the Company entered into five separate interest rate swap agreements with various institutions for an aggregate notional amount of $190.0 million. The swap arrangements contain fixed interest rates ranging from 404 to 450 basis points. These interest rate swaps expire at various periods between August 2008 and August 2009. As of December 31, 2004, the Company had three interest rate swaps outstanding for an aggregate notional amount of $110.0 million with fixed interest rates ranging from 325 to 572 basis points. The Company also had one interest rate cap outstanding for an aggregate notional amount of $20.0 million and an interest rate of 400 basis points. These derivative agreements were terminated in August 2005 (see discussion below). The Company does not enter into derivative transactions for trading or speculative purposes.

The Company accounts for all current derivatives as cash flow hedges. For the year ended December 31, 2005, the Company recorded an unrealized gain of approximately $2.0 million in other comprehensive income for the change in fair value of its derivative instruments and reclassified approximately $0.1 million of losses into results of operations. During the year ended December 31, 2004, the Company recorded an unrealized gain of approximately $0.3 million in other comprehensive income for the change in the fair value of its cash flow hedges. During the year ended December 31, 2003, the Company recorded an unrealized loss of approximately $0.3 million in other comprehensive income for the change in the fair value of cash flow hedges. For the year ended December 31, 2005, the Company recognized approximately $35,000 of losses related to the ineffectiveness of its derivatives. This amount is included in other expense in the accompanying consolidated statement of operations. The Company did not recognize any gains or losses due to the ineffectiveness of its derivatives for the years ended December 31, 2004 or 2003. The Company does not anticipate recognizing any derivative gains or losses into its consolidated statement of operations within the next 12 months. Accumulated other comprehensive income was approximately $2.0 million and $9,000 as of December 31, 2005 and 2004, respectively.

As of December 31, 2005, assets related to derivative instruments were $2.5 million. As of December 31, 2004, assets and liabilities related to derivative financial instruments were approximately $0.7 million and $0.4 million, respectively. Derivative assets are included in other assets and derivative liabilities are included in other long-term liabilities in the accompanying consolidated balance sheets.

AAT Communications Corp.

(A Wholly Owned Subsidiary)

Notes to Consolidated Financial Statements (continued)

The Company had previously used certain derivative instruments to manage its exposure to interest rate risk associated with its previous credit facilities repaid during the year ended December 31, 2005 (see Note 8). These instruments qualified as and were accounted for as cash flow hedges. In August 2005, the Company terminated all existing derivative instruments, which resulted in a net deferred gain of approximately $0.9 million. The deferred gain is recorded in accumulated other comprehensive income in the accompanying consolidated balance sheet and is being amortized as a reduction to interest expense over the remaining stated life of the derivatives from which the gain was determined. The gain is being amortized using a method that approximates the effective interest rate method. Amortization was approximately $0.2 million for the year ending December 31, 2005. The amortization of the deferred gain remaining as of December 31, 2005 is as follows:

For the year ending December 31 (in thousands):
2006	$485
2007	396
2008	(173)

Total	$708

10. Commitments and Contingencies

Operating Leases

The Company is obligated under certain noncancelable operating leases for ground space underlying its tower assets, rooftop space on commercial real estate, and office space that expire on various dates and are generally renewable at the option of the Company.

Future lease commitments that have minimum lease terms in excess of one year are presented as follows for the year ending December 31, in thousands (see Note 1 for discussion of minimum lease terms):

2006	$17,957
2007	16,428
2008	15,729
2009	14,790
2010	14,140
Thereafter	217,148

Total	$296,192

Fixed rate escalations have been included in the amounts disclosed above.

Rent expense, which includes the impact of fixed escalations, was approximately $21.4 million, $19.3 million and $13.9 million for the years ended December 31, 2005, 2004 and 2003, respectively. Of those amounts, approximately $20.8 million, $18.6 million and $13.5 million were reflected in cost of revenues in the consolidated statements of operations for the years ended December 31, 2005, 2004 and 2003, respectively, and approximately $0.6 million, $0.7 million and $0.4 million were reflected in selling, general, and administrative expenses in the accompanying consolidated statements of operations for the years ended December 31, 2005, 2004 and 2003, respectively.

AAT Communications Corp.

(A Wholly Owned Subsidiary)

Notes to Consolidated Financial Statements (continued)

Tenant Leases

The annual minimum site lease income to be received for site space rental under non-cancelable operating leases that have terms in excess of one year are presented as follows for the year ending December 31 (in thousands):

2006	$74,569
2007	60,308
2008	50,289
2009	39,048
2010	23,318
Thereafter	28,727

Total	$276,259

Fixed rate escalations have been included in the amounts disclosed above.

Litigation

The Company is involved in certain claims and legal actions arising in the normal course of business. Management does not expect that the outcome of these actions will have a material impact on the Company’s consolidated financial position, results of operations, or cash flows.

11. Stockholder’s Equity

Common Stock and Additional Paid-In Capital

During the year ended December 31, 2005, the Company distributed $100.0 million of cash to its Parent as a return of invested capital. The Company used cash on hand and a portion of the proceeds received from its Credit Facility to effect the distribution. The distribution of capital was recorded as a reduction of additional paid-in capital included in the accompanying consolidated balance sheet.

During 2004, the Company effected a capital distribution of $0.2 million to its Parent in the form of a reduction of certain amounts due from Parent and a reduction of additional paid-in capital.

In November 2003, the Company’s Parent raised approximately $175.0 million in a private placement of the sale of certain membership interests. These proceeds were contributed to the Company, net of related offering costs, and used primarily to fund the Company’s acquisitions. During the years ended December 31, 2004 and 2003, the Company received capital contributions from its Parent of approximately $45.6 million and $125.0 million, respectively. During 2004, the Company issued approximately 3.3 million shares of its common stock to its Parent in consideration for these aggregate capital contributions of approximately $170.6 million.

Registration Rights

The Company’s Parent has registration rights under an agreement dated May 16, 2002, that provides for the registration of common stock held by its Parent, on or after one year from the completion of any initial public offering of the Company’s common stock.

AAT Communications Corp.

(A Wholly Owned Subsidiary)

Notes to Consolidated Financial Statements (continued)

Stock Option Plan

1998 Stock Option Plan

On December 15, 1998, the stockholders of the Company at that time approved the 1998 Stock Option Plan (the 1998 Plan). Effective November 20, 2002, no further options were permitted to be granted under the 1998 Plan. As of December 31, 2005, there were 69,750 options outstanding under the 1998 Plan.

In connection with a private placement of the Company’s common stock on May 16, 2002, all options outstanding under the 1998 Plan became immediately exercisable and were modified to provide for a cashless exercise provision. The cashless exercise provision converted the accounting for those stock options from fixed to variable. As a result, the Company records as non-cash stock-based compensation expense the difference between the fair value of the Company’s common stock price and the exercise price of the stock option. This amount is adjusted based on fluctuations in the fair value of the Company’s common stock (no amounts are recorded if the fair value of the Company’s common stock is less than the exercise price of the stock option). Non-cash stock-based compensation expense related to these options was approximately $2.9 million, $1.5 million and $0.2 million for the years ended December 31, 2005, 2004 and 2003, respectively. The stock-based compensation expense for the year ended December 31, 2005, includes compensation related to a reduction in exercise price as described below. The exercise price of all 69,750 options outstanding was reduced accordingly.

2002 Stock Option Plan

In November 2002, the Company’s Board of Directors approved the 2002 Stock Option Plan (the 2002 Plan). The Company’s stockholder subsequently ratified the 2002 Plan in April 2003. The 2002 Plan reserved for issuance 200,000 shares of the Company’s common stock. During the year ended December 31, 2005, the Board of Directors increased the number of common shares reserved for issuance to 300,000 shares. The 2002 Plan authorizes the Board of Directors to issue incentive stock options (ISOs), as well as options that do not qualify as ISOs, to employees, directors, and consultants of the Company. A committee selected by the Company’s Board of Directors has the authority to approve option grants and the terms, which include the option price and the vesting terms. Options granted under the 2002 Plan expire after a ten-year period and are subject to acceleration upon the occurrence of certain events. The Company had 213,367 stock options outstanding as of December 31, 2005.

On July 29, 2005 (the Distribution Date), the Company distributed $100.0 million in cash to its Parent in the form of a return of capital. To prevent any negative impact to the Company’s stock option holders, concurrent with the distribution, the Board of Directors approved a one-time reduction in the exercise price of all options outstanding as of the Distribution Date. The exercise price of each outstanding option was reduced by $18.00 per share which approximated the per share return of capital received by the Parent. As a result of the reduction in the exercise price, the Company accounts for all options outstanding as of the Distribution Date as variable stock option grants. Compensation expense is calculated under the accelerated expense attribution method as required by FASB Interpretation No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans. As of the Distribution Date, there were 253,117 total stock options outstanding, of which 69,750 related to the 1998 Plan and were historically accounted for as variable option grants (see discussion above). As of the Distribution Date, there were 183,367 options outstanding under the 2002 Plan for which the Company recorded non-cash stock-based compensation of $8.8 million for the year ended December 31, 2005.

AAT Communications Corp.

(A Wholly Owned Subsidiary)

Notes to Consolidated Financial Statements (continued)

The following table summarizes the Company’s stock option activity for the periods presented and has been adjusted accordingly to reflect the reduction in exercise price:

	2005		2004		2003
	Weighted- Average Exercise Price	Stock Options	Weighted- Average Exercise Price	Stock Options	Weighted- Average Exercise Price	Stock Options
Options outstanding, beginning of year	$35.61	240,117	$35.08	207,617	$34.08	145,117
Granted	83.36	44,000	37.72	38,500	35.68	84,500
Canceled	36.53	(1,000)	30.79	(6,000)	30.79	(22,000)

Options outstanding, end of year	$43.03	283,117	$35.61	240,117	$35.08	207,617

Options exercisable, end of year	$35.47	160,334	$35.72	117,993	$36.33	86,276

The following table summarizes information about stock options outstanding at December 31, 2005 under both plans and has been adjusted accordingly to reflect the reduction in exercise price:

		Outstanding		Exercisable
Exercise Price	Outstanding Options	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Number Exercisable at December 31, 2005	Weighted- Average Exercise Price
$20.89	27,500	3 years	$20.89	27,500	$20.89
30.79	59,867	7 years	30.79	45,209	30.79
36.53	104,500	8 years	36.53	44,125	36.53
40.33	12,500	4 years	40.33	12,500	40.33
45.60	5,000	9 years	45.60	1,250	45.60
52.00	29,750	5 years	52.00	29,750	52.00
65.56	14,000	10 years	65.56	—	—
91.67	30,000	10 years	91.67	—	—

	283,117		$43.03	160,334	$35.47

The weighted-average fair value of options granted was $13.76 per share, $8.30 per share and $8.37 per share for the years ended December 31, 2005, 2004 and 2003, respectively.

Pro forma information regarding net income (loss) is required by SFAS No. 123 and has been determined as if the Company had been accounting for its employee stock options under the fair value method of that statement. The fair value of these options was estimated at the date of grant using the minimum value option-pricing fair value model with the following weighted-average assumptions: risk-free interest rate of 3.5%, 2.9% and 3.5% in 2005, 2004 and 2003, respectively; no dividends; and an expected life of the options of five years.

12. Related-Party Transactions

The Company maintains a management agreement with Cequel III, LLC (Cequel), a management company of which the Company’s Chairman and Chief Executive Officer is a member and Chief Executive Officer. The management agreement appoints and retains Cequel as the exclusive manager of all aspects of the Company’s business. The management agreement provides for annual compensation of $0.8 million plus 2% of earnings before interest, taxes, depreciation, and amortization (as defined in the management agreement), along with the

AAT Communications Corp.

(A Wholly Owned Subsidiary)

Notes to Consolidated Financial Statements (continued)

reimbursement of certain out-of-pocket expenses. Notwithstanding certain change of control provisions, the management agreement terminates on November 16, 2019. Management fees, along with certain out-of-pocket expenses, were approximately $1.7 million, $1.6 million and $1.2 million for the years ended December 31, 2005, 2004 and 2003 respectively, and were included in selling, general, and administrative expense in the accompanying consolidated statements of operations. As of December 31, 2005 and 2004, the Company had accrued management fees of $0.4 million and $0.3 million, respectively, that were included in due to affiliates in the accompanying consolidated balance sheets. In addition to its management fee, Cequel receives a fee of 0.5% of the aggregate amount of any financing that it arranges for the Company. For the years ended December 31, 2005 and 2004, the Company paid Cequel approximately $1.7 million and $1.6 million, respectively, in connection with the refinancing of its credit facilities (see Note 8). The amounts were capitalized as deferred financing costs, which are included in intangible assets in the accompanying consolidated balance sheets.

In December 2003, the Company entered into a site management agreement with Cebridge Connections and affiliates (collectively Cebridge), whereby the Company manages certain tower and telecommunication sites on behalf of Cebridge. The Company’s Chief Executive Officer is the Chief Executive Officer of Cebridge. The Company recognized fees from Cebridge of approximately $47,000, $0.1 million and $4,000 for the years ended December 31, 2005, 2004 and 2003, respectively.

During the years ended December 31, 2005, 2004 and 2003, the Company retained the firm of Paul Hastings to provide legal services in connection with certain acquisitions, financings, and general corporate matters. A former member of the Board of Directors, who resigned from the Board in November 2003, is a partner at Paul Hastings and a member of Cequel. Paul Hastings billed the Company aggregate fees of approximately $0.2 million, $0.5 million and $1.9 million for the years ended December 31, 2005, 2004 and 2003, respectively.

During the year ended December 31, 2004, the Parent repaid the Company approximately $1.6 million of costs paid on its behalf to date. For the years ended December 31, 2005, 2004 and 2003, the Company paid approximately $38,000, $0.3 million and $1.4 million, respectively, of certain operating and financing costs on behalf of its Parent.

13. Restructuring Expense

During the year ended December 31, 2004, the Company incurred approximately $0.7 million of costs associated with the relocation of certain administrative functions from New Jersey to Missouri as well as the relocation of its Southeast regional operations from Virginia to Tennessee. These costs were comprised primarily of employee separation costs, relocation costs, and lease termination obligations. These costs were fully paid during the year ended December 31, 2004, and are classified as restructuring charges in the accompanying consolidated statement of operations. There were no accrued liabilities related to these charges as of December 31, 2004.

During the year ended December 31, 2003, the Company relocated its corporate headquarters and certain corporate functions from New Jersey to Missouri. The Company incurred approximately $1.0 million of employee separation costs for the year ended December 31, 2003. As of December 31, 2004, accrued restructuring liabilities related to the separation costs were $0.4 million and were included in accrued expenses in the accompanying consolidated balance sheet. During the year ended December 31, 2005, the Company paid approximately $0.4 million related to these costs. There were no accrued liabilities related to these charges as of December 31, 2005.

AAT Communications Corp.

(A Wholly Owned Subsidiary)

Notes to Consolidated Financial Statements (continued)

14. Retention Compensation

During the year ended December 31, 2002, the Company entered into retention bonus agreements with certain employees. The aggregate amount of the retention compensation paid was $2.1 million. The Company paid $1.0 million on May 15, 2002, $0.1 million on February 13, 2003 and $1.0 million on November 16, 2003. Retention compensation expense was $0.6 million for the year ended December 31, 2003. There was no retention compensation for the years ended December 31, 2004 or 2005.

15. Impairments and Net Loss on Sale of Long-Lived Assets

During the years ended December 31, 2005, 2004 and 2003, the Company recorded impairments and net loss on sale of long-lived assets of $9.9 million, $0.2 million and $0.3 million, respectively. The significant components include the following:

Non-Core Asset Impairment Charges

During the year ended December 31, 2005, the Company sold, disposed of, or identified for sale a limited number of non-core towers and related non-core assets (including certain identifiable intangible assets) and recorded impairment charges to write down these towers and related assets to net realizable value. As a result, the Company recorded impairment charges of approximately $9.9 million for the year ended December 31, 2005. Substantially all of the towers held for sale as of December 31, 2005 were subsequently sold by January 2006 for net proceeds of approximately $3,000.

Construction-in-Progress Impairment Charges

For the years ended December 31, 2004 and 2003, the Company wrote off approximately $0.2 million and $0.3 million, respectively, of construction-in-progress costs primarily related to tower sites that it no longer planned to build.

16. Pension Expense

The Company has a defined benefit pension plan (the Pension Plan) for all employees hired on or before January 1, 1996. The Pension Plan was frozen as of January 1, 1996. Employees hired after that date are not eligible to participate in the plan. The plan provides for defined benefits based on number of years of service and average salary.

The following table includes the components of pension costs, the funded status of the Pension Plan and amounts recognized in the consolidated financial statements, and major assumptions used to determine these amounts:

	Year Ended December 31,
	2005	2004
	(In Thousands)
Change in benefit obligation
Obligation at beginning of year	$1,768	$1,694
Interest costs	99	100
Actuarial loss	67	73
Benefit payments	(101)	(99)

Obligation at end of year	$1,833	$1,768

AAT Communications Corp.

(A Wholly Owned Subsidiary)

Notes to Consolidated Financial Statements (continued)

	Year Ended December 31,
	2005	2004
	(In Thousands)
Change in fair value of plan assets
Fair value of plan assets at beginning of year	$1,414	$1,281
Actual return on plan assets	90	107
Employer contributions	130	164
Benefits payments and plan expenses	(122)	(138)

Fair value of plan assets at end of year	$1,512	$1,414

Funded status
Funded status at end of year	$(321)	$(354)
Unrecognized actuarial loss	792	729

Net amount recognized	$471	$375

The following table presents amounts recognized in accumulated other comprehensive loss in the accompanying consolidated balance sheets:

	December 31,
	2005	2004
	(In Thousands)
Minimum pension liability	$(321)	$(354)
Accumulated other comprehensive loss	792	729

Net amount recognized	$471	$375

The accumulated benefit obligation for the Pension Plan was approximately $1.8 million and $1.8 million at December 31, 2005 and 2004, respectively. Information for the benefit obligations relative to the fair value of the Pension Plan’s assets is as follows as of:

	December 31,
	2005	2004
	(In Thousands)
Projected benefit obligation	$1,833	$1,768
Accumulated benefit obligation	1,833	1,768
Fair value of plan assets	1,512	1,414
Assumptions used to determine benefit obligations:
Discount rate	5.50%	5.75%

The following table summarizes the components of net periodic pension costs:

	Year Ended December 31,
	2005	2004	2003
	(In Thousands)
Interest cost	$99	$100	$100
Expected return on plan assets	(85)	(77)	(67)
Amortization of actuarial net loss	19	19	27

Net periodic pension cost	$33	$42	$60

Assumptions used for net benefit cost:
Discount rate	5.75%	6.00%	6.50%
Expected long-term rate of return on plan assets	6.00	6.00	6.00

AAT Communications Corp.

(A Wholly Owned Subsidiary)

Notes to Consolidated Financial Statements (continued)

Benefits paid by the Pension Plan were approximately $0.1 million for each of the years ended December 31, 2005 and 2004. The Company expects to contribute approximately $0.2 million to the Pension Plan in fiscal year 2006. The Pension Plan’s assets were invested in approximately 63% equity securities and 37% debt securities for the year ended December 31, 2005. The Pension Plan’s assets were invested in approximately 68% equity securities and 32% debt securities for the year ended December 31, 2004.

The overall expected long-term rate of return on assets has been derived from the return assumptions for each of the investment sectors, applied to investments held at the beginning of the year. The investments held were in line with the investment strategy at that time.

The following table summarizes the future expected pension benefits to be paid:

Year ending December 31 (in thousands):
2006	$102
2007	101
2008	108
2009	113
2010	110
Five years thereafter	549

Total	$1,083

17. 401(k) Savings and Investment Plan

The Company sponsors a contributory 401(k) Savings and Investment Plan covering all employees who meet length of service requirements. The Company matches 50% of the employee’s contributions up to a maximum Company contribution of 3% of the employee’s wages. The 401(k) expense for each of the years ended December 31, 2005, 2004 and 2003, was approximately $0.1 million. In January 2005, the Company’s 401(k) plan became part of a multiemployer 401(k) plan sponsored by Cequel.

18. Income Taxes

The provision for income taxes, which relates primarily to minimum state taxes, consists of the following:

	December 31,
	2005	2004	2003
	(In Thousands)
Current:
Federal	$—	$—	$—
State	399	240	134

	399	240	134
Deferred:
Federal	(10,698)	(5,278)	(2,301)
State	(1,246)	(615)	(268)
Increase in valuation allowance	11,944	5,893	2,569

Total	—	—	—

	$399	$240	$134

AAT Communications Corp.

(A Wholly Owned Subsidiary)

Notes to Consolidated Financial Statements (continued)

A reconciliation of the provision for income taxes from continuing operations at the statutory U.S. federal tax rate (34%) and the effective income tax rate is as follows:

	Year Ended December 31,
	2005	2004	2003
	(In Thousands)
Statutory federal benefit	$(11,144)	$(4,978)	$(2,279)
State and local taxes	(1,031)	(419)	(176)
Other	630	(256)	20
Valuation allowance	11,944	5,893	2,569

	$399	$240	$134

Deferred tax assets and liabilities consist of the following:

	December 31,
	2005	2004
	(In Thousands)
Deferred tax assets:
Accrued expenses and other	$386	$619
Stock-based compensation expense	5,180	739
SFAS No. 13 adjustments	1,229	686
SFAS No. 143 obligations	3,375	2,943
Net operating loss carryforward	25,519	19,102

Total deferred tax assets	35,689	24,089
Deferred tax liabilities:
Unrealized gain on hedges	(841)	(92)
Depreciation and amortization	(12,798)	(13,166)

Total deferred tax liabilities	(13,639)	(13,258)
Valuation allowance	(22,050)	(10,831)

Net deferred tax asset	$—	$—

At December 31, 2005 and 2004, the Company has federal net operating loss (NOL) carryforwards of approximately $67.4 million and $50.5 million, respectively, and state NOLs of approximately $65.4 million and $48.9 million, respectively. The federal NOL carryforwards will expire between 2019 and 2025 and may be subject to IRC Section 382 limitations due to changes in the Company’s ownership. The state NOL carryforwards will expire between 2005 and 2025. The deferred tax assets as of December 31, 2005 and 2004, were fully offset by a valuation allowance due to the uncertainty regarding the realization of such deferred tax assets.

19. Subsequent Events

On March 17, 2006, AAT Holdings LLC II, the immediate parent of the Company and the Seller under the Stock Purchase Agreement entered into a definitive agreement to sell the Company to SBA Communications Corporation (SBA) for $634.0 million in cash and approximately 17.1 million shares of SBA’s common stock for a total purchase price of approximately $1.0 billion. The acquisition is expected to close in the second quarter of 2006.

In conjunction with the pending sale of the Company, the Parent eliminated two of its wholly owned subsidiaries that were intermediate holding companies of the Company resulting in the Company being directly owned by AAT Holdings LLC II. On April 12, 2006, the Company obtained a consent to such reorganization and a waiver of any and all defaults and events of default arising as a result of such reorganization from the requisite lenders under the Company’s Credit Facility.